Exhibit 5.1

Ascendis Pharma A/S

Tuborg Boulevard 5

2900 Hellerup

Re. Registration with the US Securities and Exchange Commission of ordinary shares of the Issuer

1.        Introduction

1.1       I act as Danish legal adviser to the Issuer in connection with the Registration. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Registration Shares. Certain terms used in this opinion are defined in Annex 1 (Definitions).

2.        Danish Law

2.1       This opinion is limited to Danish law in effect on the date of this opinion and we express no opinion with regard to the laws of any other jurisdiction. The opinion (including all terms used in it) is in all respects to be construed in accordance with Danish law.

3.        Scope of Inquiry

3.1       For the purpose of this opinion, I have examined, and relied upon the accuracy of the factual statements and compliance with the undertakings in, the following documents:

3.1.1    A copy of the Registration Statement.

20.5.2016 Ref. 30701 ID 1413 Lars Lüthjohan Jensen attorney at law +45 3319 3749 llj@mazanti.dk Legal Secretary Charlotte Elisa Maksi +45 3319 3785 cma@mazanti.dk

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3.1.2	A copy of:

a)	the Issuer’s deed of incorporation and articles of association as in effect on today’s date;

b)	a compiled summary from the Danish Business Authority dated as of today’s date; and

c)	the Owners’ Register.

3.2	In addition, I have examined such documents, and performed such other investigations, as I consider necessary for the purpose of this opinion. My examination has been limited to the text of the documents. With your consent, I have relied upon certificates and other assurances of officers of the Issuer and others as to factual matters without having independently verified such factual matters.

4.	Assumptions

For the purpose of this opinion, I have made the following assumptions:

4.1	(i) The issue by the Issuer of the Registration Shares will have been duly authorised; and (ii) any pre-emption rights in respect of the issue of the Regisration Shares will have been observed or validly excluded, in each case, in accordance with the Issuer’s articles of association at the time of authorisation or of observance or exclusion.

4.2	The resolutions of the Issuer’s Board of Directors to increase the share capital will have been registered with the Danish Business Authority.

4.3	The Registration Shares will have been duly entered into the Owners’ Register by the Issuer’s share registrar.

4.4	The Issuer’s authorisation to the Board of Directors to increase the share capital at the time of issue of any Registration Shares will be sufficient to allow for the issue.

4.5	The Registration Shares will have been: (i) issued in the form and manner prescribed by the Issuer’s articles of association at the time of issue; and (ii) otherwise offered, issued, accepted and subscribed for (including full payment of the subscription price for the Registration Shares to an account in the name of the Issuer) by their subscribers in accordance with all applicable laws (including, for the avoidance of doubt, Danish law).

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5.	Opinion

5.1	Based on the documents and investigations referred to and the assumptions made in in paragraphs 3 and 4, I am of the following opinion:

Upon i) final and valid approval and resolution by the Board of Directors of the Issuer of the capital increase and of the number of Registration Shares to be issued and the price and allocation thereof, pursuant to authorizations in the articles of association at the time of such issue and ii) issuance, delivery and subscription therefor in the manner contemplated by the Prospectus, the Registration Shares will have been validly issued and will be fully paid and nonassessable. Nonassessable shall in this context mean, in relation to a share, that the issuer of the share has no right to require the holder of the share to pay to the issuer any amount (in addition to the amount required for the share to be fully paid) solely as a result of his or her shareholding.

6.	Reliance

6.1	This opinion is an exhibit to the Registration Statement and may be relied upon for the purpose of the Registration. It may not be supplied, and its contents or existence may not be disclosed, to any person other than as an exhibit to (and therefore together with) the Registration Statement and may not be relied upon for any purpose other than the Registration.

6.2	Any and all liability and other matters relating to this opinion shall be governed exclusively by Danish law and the Danish courts shall have exclusive jurisdiction to settle any dispute relating to this opinion.

6.3	The Issuer may:

a)	file this opinion as an exhibit to the Registration Statement; and

b)	refer to Mazanti-Andersen Korsø Jensen Law Firm giving this opinion under the heading “Validity of the Securities” in the Prospectus included in the Registration Statement.

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6.4	The previous sentence is no admittance from me (or Mazanti-Andersen Korsø Jensen) that I am (or Mazanti-Andersen Korsø Jensen is) in the category of persons whose consent for the filing and reference in that paragraph is required under Section 7 of the Securities Act or any rules or regulations of the SEC promulgated under it.

Yours sincerely,

/s/ Lars Lüthjohan Jensen

Lars Lüthjohan Jensen

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Annex 1 – Definitions

In this opinion:

“Danish law” means the law directly applicable in Denmark.

“Issuer” means Ascendis Pharma A/S, with corporate seat in Gentofte, Denmark.

“Owners’ Register” means the Issuer’s owners’ register.

“Registration” means the registration of the Registration Shares with the SEC under the Securities Act.

“Registration Shares” means those ordinary shares, which may be represented by American Depositary Shares, that the Issuer may sell and issue from time to time under the Registration Statement.

“Registration Statement” means the registration statement on Form F-3, including a base prospectus (the “Base Prospectus”), which provides that it will be supplemented by one or more prospectus supplements (each such prospectus supplement, together with the Base Prospectus, a “Prospectus”), filed on the date hereof by the Issuer to register with the SEC under the Securities Act the sale and issuance of ordinary shares (which may be represented by American Depositary Shares) by the Issuer, with any aggregate public offering price not to exceed $250,000,000.00.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.